Daktronics Announces $40 Million Stock Buyback Authorization

BROOKINGS, S.D. - June 17, 2016 - Daktronics, Inc. (NASDAQ - DAKT) announced today that its Board of Directors authorized a stock buyback program under which it may repurchase up to $40 million of its outstanding common stock.

“The stock repurchase authorization allows us to be opportunistic in acquiring stock to use for future investments. We have a strong balance sheet and generate free cash flow to support our share repurchase plans.” said Reece A. Kurtenbach, Chairman, President and Chief Executive Officer. "We are pleased to add the share buyback program to continue to return value to shareholders in conjunction with the regular quarterly dividends and continued investments into business opportunities."

Shares may be repurchased from time to time in open market purchases, private transactions or other transactions. The timing, volume and nature of share repurchases will be at the sole discretion of management and will be dependent on market conditions, applicable securities laws and other factors, and may be suspended or discontinued at any time. Under the stock repurchase program, Daktronics may repurchase shares in open-market purchases in accordance with all applicable securities laws and regulations, including Rule 10b-18 of the Securities Exchange Act of 1934, as amended. No assurance can be given that any particular amount of common stock will be repurchased.

About Daktronics
Daktronics has strong leadership positions in, and is the world's largest supplier of, large screen video displays, electronic scoreboards, LED text and graphics displays, and related control systems. The company excels in the control of display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation, and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in four domestic business units:  Live Events, Commercial, High School Park and Recreation and Transportation, and one International business unit. For more information, visit the company's website at: www.daktronics.com, email the company at investor@daktronics.com, call (605) 692-0200 or toll-free (800) 843-5843 in the United States or write to the company at 201 Daktronics Dr., P.O. Box 5128, Brookings, S.D. 57006-5128.

Safe Harbor Statement
Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and is intended to enjoy the protection of that Act. These forward-looking statements reflect the Company’s expectations or beliefs concerning future events. The Company cautions that these and similar statements involve risk and uncertainties which could cause actual results to differ materially from our expectations, including, but not limited to, changes in economic and market conditions, management of growth, timing and magnitude of future contracts and orders, fluctuations in margins, the introduction of new products and technology, the impact of adverse weather conditions, increased regulation and other risks described in the company’s SEC filings, including its Annual Report on Form 10-K for its 2015 fiscal year. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:
INVESTOR RELATIONS:
Sheila M. Anderson, Chief Financial Officer
Tel (605) 692-0200
Investor@daktronics.com

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